                                        OMB APPROVAL

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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                         (Amendment No. __)


                         Fischer Imaging Corporation
                              (Name of Issuer)

                              Common Stock

---------------------------------------------------------------------------

                    (Title of Class of Securities)

                                337719108
                              (CUSIP Number)

                         Christopher J. Rupright, Esq.
                         Shartsis Friese & Ginsburg LLP
                      One Maritime Plaza, 18th Floor
                         San Francisco, CA 94111
                              (415) 421-6500
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              January 7, 1998
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                            SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 337719108                                    Page 2 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Westcliff Capital Management, LLC
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       / X /
                                                            (b)       /  /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  372,400
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              372,400
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     372,400
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.4
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     OO and IA
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                                    Page 3 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Richard S. Spencer III
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)/X /
                                                            (b)/ /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF and PF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  372,400
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              372,400
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     372,400
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.4
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                               Page 4 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     David R. Korus
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /X /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  372,400
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              372,400
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     372,400
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.4
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                                    Page 5 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Westcliff, LLC
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       / X /
                                                            (b)       /  /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  154,400
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              154,400
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     154,400
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.2
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     OO
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                                    Page 6 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Westcliff Partners, L.P.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /X /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  72,850
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              72,850
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     72,850
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.0
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                                    Page 7 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Westcliff Long/Short, L.P.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /X /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  62,450
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              62,450
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     62,450
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                                    Page 8 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Westcliff Partners SA, L.P.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /X /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  12,100
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              12,100
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     12,100
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                                    Page 9 of 17 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Westcliff Long/Short SA, L.P.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /X /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER
       SHARES                 -0-
    BENEFICIALLY         --------------------------------------------------
      OWNED BY           8    SHARED VOTING POWER
        EACH                  7,000
      REPORTING          --------------------------------------------------
       PERSON            9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              7,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 337719108                                    Page 10 of 17 Pages

ITEM 1.   SECURITY AND ISSUER.

This statement relates to the common stock (the "Stock") of Fischer Imaging Corporation ("FIC"). The principal executive office of FIC is located at 12300 N. Grant St., Denver, CO 80241.

ITEM 2.   IDENTITY AND BACKGROUND.

The persons filing this statement (the "Reporting Persons") and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a) Westcliff Capital Management, LLC, a California limited liability company ("WCM"); Westcliff, LLC ("WL"); Westcliff Partners, L.P., a California limited partnership ("WP"); Westcliff Long/Short, L.P., a California limited partnership ("WLS"); Westcliff Partners SA, L.P., a California limited partnership ("WPSA"); Westcliff Long/Short SA, L.P., a California limited partnership ("WLSSA"); Richard S. Spencer III ("Spencer"); and David R. Korus ("Korus").

(b) The business address of WCM, WL, WP, WLS, WPSA, WLSSA and Spencer is 200 Seventh Avenue, Suite 105, Santa Cruz, California 95062. The business address of Korus is 152 W. 57th Street, New York, New York 10019.

(c) WCM is the investment adviser to and a general partner of WP, WLS, WPSA and WLSSA, which are investment limited partnerships. WL is a general partner of WP, WLS, WPSA and WLSSA. Spencer and Korus are the sole managers of WCM and WL.

(d) During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)  Spencer and Korus are citizens of the United States of America.

SCHEDULE 13D
CUSIP No. 337719108                                    Page 11 of 17 Pages

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:

Purchaser      Source of Funds               Amount

WCM            Funds Under Management(1)     $2,062,155.26
WP             Working Capital               $  405,882.60
WLS            Working Capital               $  344,250.81
WPSA           Working Capital               $   64,910.75
WLSSA          Working Capital               $   39,091.25

(1) Consists of funds of WP, WLS, WPSA, WLSSA and various other, separately managed, accounts invested in the Stock.


ITEM 4.   PURPOSE OF TRANSACTION.

The Reporting Persons have acquired the Stock solely for investment purposes.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:

               Aggregate
               Beneficially
               Owned                Voting Power       Dispositive Power
Name      Number         Percent   Sole      Shared    Sole      Shared

WCM       372,400        5.4           -0-   372,400       -0-   372,400
WP         72,850        1.0           -0-    72,850       -0-    72,850
WLS        62,450        0.9           -0-    62,450       -0-    62,450
WPSA       12,100        0.2           -0-    12,100       -0-    12,100
WLSSA       7,000        0.1           -0-     7,000       -0-     7,000
WL        154,400        2.2           -0-   154,400       -0-   154,400
Spencer   372,400        5.4           -0-   372,400       -0-   372,400
Korus     372,400        5.4           -0-   372,400       -0-   372,400

SCHEDULE 13D
CUSIP No. 068509603                                    Page 12 of 17 Pages

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since November 6, 1997.

     Purchase                 Number         Price
Name  or Sale  Date           of Shares      Per Share

WP        P    11-6-97         5,000         5.75
WCM       P    11-7-97        12,950         5.83
WLS       P    11-7-97         3,050         5.83
WCM       P    11-10-97        5,350         5.88
WLS       P    11-10-97        3,350         5.88
WP        P    11-10-97        1,300         5.88
WCM       P    11-11-97        3,300         5.88
WLS       P    11-11-97          800         5.88
WP        P    11-11-97          900         5.88
WCM       P    11-12-97       17,900         5.88
WLS       P    11-12-97        6,050         5.88
WP        P    11-12-97        6,050         5.88
WCM       P    11-13-97        2,500         5.75
WLS       P    11-13-97        1,250         5.75
WCM       P    11-13-97        1,250         5.75
WCM       P    11-14-97        9,700         5.75
WLS       P    11-14-97        2,700         5.75
WP        P    11-14-97        2,600         5.75
WCM       P    11-17-97        6,000         5.75
WLS       P    11-17-97        1,900         5.75
WP        P    11-17-97        2,100         5.75
WCM       P    11-18-97        6,350         5.63
WLS       P    11-18-97        1,800         5.63
WP        P    11-18-97        1,850         5.63
WCM       P    11-19-97       12,200         5.56
WLS       P    11-19-97        3,900         5.56
WP        P    11-19-97        3,900         5.56
WCM       P    11-24-97        4,700         5.88
WLS       P    11-24-97        2,600         5.88
WP        P    11-24-97        2,700         5.88
WCM       P    12-2-97        15,800         6.00
WLS       P    12-2-97         2,350         6.00
WP        P    12-2-97         1,850         6.00

          (Schedule continued on page 13)

SCHEDULE 13D
CUSIP No. 068509603                                    Page 13 of 17 Pages

          (Schedule continued from page 12)

WCM       P    12-4-97         2,200         6.00
WCM       P    12-5-97         7,600         5.88
WLS       P    12-5-97         3,650         5.88
WP        P    12-5-97         3,750         5.88
WCM       P    12-8-97        12,700         5.88
WLS       P    12-8-97         3,650         5.88
WP        P    12-8-97         3,650         5.88
WCM       P    12-10-97       12,000         5.63
WLS       P    12-10-97        4,000         5.63
WP        P    12-10-97        4,000         5.63
WCM       P    12-11-97        9,050         5.38
WLS       P    12-11-97        3,000         5.38
WP        P    12-11-97        2,950         5.38
WCM       P    12-12-97        8,700         5.35
WLS       P    12-12-97        3,200         5.35
WP        P    12-12-97        3,100         5.35
WCM       P    12-15-97        8,700         5.38
WLS       P    12-15-97        3,200         5.38
WP        P    12-15-97        3,100         5.38
WCM       P    12-16-97        6,250         5.38
WLS       P    12-16-97        2,050         5.38
WP        P    12-16-97        1,700         5.38
WCM       P    12-17-97        5,000         5.38
WCM       P    12-18-97       13,550         5.38
WLS       P    12-18-97        5,800         5.38
WP        P    12-18-97        5,650         5.38
WCM       P    12-19-97        2,600         5.25
WLS       P    12-19-97        1,250         5.25
WP        P    12-19-97        1,150         5.25
WCM       P    12-22-97        6,250         5.25
WLS       P    12-22-97        1,900         5.25
WP        P    12-22-97        1,850         5.25
WCM       P    12-23-97        6,100         5.00
WLS       P    12-23-97        1,950         5.00
WP        P    12-23-97        1,950         5.00
WCM       P    12-29-97        7,000         5.00
WLS       P    12-29-97        1,550         5.00
WP        P    12-29-97        1,450         5.00
WCM       P    12-31-97        4,200         4.94

          (Schedule continued on page 14)

SCHEDULE 13D
CUSIP No. 068509603                                    Page 14 of 17 Pages

          (Schedule continued from page 13)

WCM       S    1-2-98         15,350         5.12
WCM       P    1-2-98          8,500         5.14
WLS       P    1-2-98          1,200         5.14
WP        P    1-2-98            200         5.14
WPSA      P    1-2-98          5,450         5.14
WCM       S    1-6-98         13,200         5.62
WCM       P    1-6-98         14,350         5.64
WLS       S    1-6-98         11,750         5.62
WLSSA     P    1-6-98          6,000         5.64
WP        S    1-6-98            400         5.62
WPSA      P    1-6-98          5,000         5.64
WCM       S    1-7-98          1,950         5.43
WCM       P    1-7-98          1,950         5.45
WCM       P    1-7-98          3,750         5.50
WLS       P    1-7-98          2,000         5.50
WP        P    1-7-98          3,700         5.50
WPSA      P    1-7-98            550         5.50
WCM       P    1-8-98          2,050         5.38
WLS       P    1-8-98          1,200         5.38
WLSSA     P    1-8-98            500         5.38
WP        P    1-8-98          1,050         5.38
WPSA      P    1-8-98            200         5.38
WCM       P    1-9-98          4,000         5.38
WLS       P    1-9-98          2,900         5.38
WLSSA     P    1-9-98            250         5.38
WP        P    1-9-98          2,450         5.38
WPSA      P    1-9-98            400         5.38
WCM       P    1-12-98         2,750         5.00
WLS       P    1-12-98         1,000         5.00
WLSSA     P    1-12-98           100         5.00
WP        P    1-12-98           900         5.00
WPSA      P    1-12-98           250         5.00
WCM       P    1-14-98         2,500         5.00
WLS       P    1-14-98           950         5.00
WLSSA     P    1-14-98           150         5.00
WP        P    1-14-98         1,150         5.00
WPSA      P    1-14-98           250         5.00

All transactions were executed through the Nasdaq National Market System.

SCHEDULE 13D
CUSIP No. 068509603                                    Page 15 of 17 Pages


ITEM. 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

WCM and WL are the general partners of WP, WLS, WPSA and WLSSA pursuant to limited partnership agreements providing to WCM the authority, among other things, to invest the funds of WP, WLS, WPSA and WLSSA in the Stock, to vote and dispose of the Stock and to file this statement on behalf of WP, WLS, WPSA and WLSSA. Pursuant to such limited partnership agreements, the general partners of WP, WLS, WPSA and WLSSA are entitled to allocations based on assets under management and realized and unrealized gains, under certain conditions. Pursuant to investment management agreements (the "IMAs"), WCM is authorized, among other things, to invest funds of its various investment advisory clients in securities, and to vote and dispose of those securities. The IMAs may be terminated by either party pursuant to the terms of the IMAs and provide for fees payable to WCM, based on assets under management, and, in certain cases, realized and unrealized gains and losses if certain conditions are met.

SCHEDULE 13D
CUSIP No. 337719108                                    Page 16 of 17 Pages

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

A.   Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:    January 19, 1998

WESTCLIFF PARTNERS, L.P.                /s/ Richard S. Spencer III
                                        Richard S. Spencer III

By:  Westcliff Capital Management       David R. Korus
     LLC, General Partner
                                        By:  /s/ Richard S. Spencer III
     By:  /s/ Richard S. Spencer III         Richard S. Spencer III,
          Richard S. Spencer III           Attorney-in-Fact
          Manager
                                        WESTCLIFF CAPITAL MANAGEMENT, LLC

WESTCLIFF LONG/SHORT, L.P.              By:  /s/ Richard S. Spencer III
                                             Richard S. Spencer III
                                             Manager
By:  Westcliff Capital Management,
     LLC, General Partner               WESTCLIFF, LLC

     By:  /s/ Richard S. Spencer III    By:  /s/ Richard S. Spencer III
          Richard S. Spencer III             Richard S. Spencer
          Manager                            Manager

WESTCLIFF PARTNERS SA, L.P.             WESTCLIFF LONG/SHORT SA, L.P.


By:  Westcliff Capital Management,      By:  Westcliff Capital Management,
     LLC, General Partner                    LLC, General Partner


     By:  /s/ Richard S. Spencer III    By:  /s/ Richard S. Spencer III
          Richard S. Spencer III             Richard S. Spencer
          Manager                            Manager

SCHEDULE 13D
CUSIP No. 337719108                                    Page 17 of 17 Pages
                                                            EXHIBIT A
AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of Common Stock of Fischer Imaging Corporation. For that purpose, the undersigned hereby constitute and appoint Westcliff Capital Management, LLC, a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:    January 19, 1998

WESTCLIFF PARTNERS, L.P.                /s/ Richard S. Spencer III
                                        Richard S. Spencer III

By:  Westcliff Capital Management       David R. Korus
     LLC, General Partner
                                        By:  /s/ Richard S. Spencer III
     By:  /s/ Richard S. Spencer III         Richard S. Spencer III,
          Richard S. Spencer III           Attorney-in-Fact
          Manager
                                        WESTCLIFF CAPITAL MANAGEMENT, LLC

WESTCLIFF LONG/SHORT, L.P.              By:  /s/ Richard S. Spencer III
                                             Richard S. Spencer III
                                             Manager
By:  Westcliff Capital Management,
     LLC, General Partner               WESTCLIFF, LLC

     By:  /s/ Richard S. Spencer III    By:  /s/ Richard S. Spencer III
          Richard S. Spencer III             Richard S. Spencer
          Manager                            Manager

WESTCLIFF PARTNERS SA, L.P.             WESTCLIFF LONG/SHORT SA, L.P.

By:  Westcliff Capital Management,      By:  Westcliff Capital Management,
     LLC, General Partner                    LLC, General Partner


     By:  /s/ Richard S. Spencer III    By:  /s/ Richard S. Spencer III
          Richard S. Spencer III             Richard S. Spencer
          Manager                            Manager
C:\DMS\3804\008\0247495.WP